Exhibit 10.89

IA GLOBAL, INC.

2007 STOCK INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

Restricted Stock Agreement (“Agreement”) between IA Global, Inc. (the “Company”) and Derek Schneideman (the “Grantee”) dated May 16, 2008 (the “Date of Grant”).

1.	Grant; Plan Incorporated by Reference.
(a)

The shares of common stock, $0.01 par value, of the Company listed on Exhibit A to this Agreement (the “Restricted Stock”) are hereby issued pursuant to the terms of the IA Global, Inc. 2007 Stock Incentive Plan (the “Plan”) and constitute an Award under Section 8 of the Plan. Upon execution of this Agreement, the Company shall cause the shares of Restricted Stock to be issued in the Grantee’s name. During the Restricted Period, the shares of Restricted Stock issued hereunder shall contain the following legend:

“This certificate and the shares of stock represented hereby are subject to the terms and conditions (including the risks of forfeiture and restrictions against transfer) contained in the IA Global, Inc. 2007 Stock Incentive Plan (“Plan”) and an agreement entered into between the registered owner and IA Global, Inc. (“Agreement”). Release from such terms and conditions shall be made only in accordance with the provisions of the Plan and the Agreement, a copy of each of which is on file in the office of the Secretary of IA Global, Inc.”

(b)

Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings ascribed to them in the Plan. The Compensation Committee of the Board of Directors of the Company (the “Committee”) administers the Plan and its determinations regarding the interpretation and operation of the Plan are final and binding. A copy of the Plan has been provided to you.

2.

Schedule for Vesting of Rights. The schedule for vesting of rights (i.e., the date(s) upon which the restrictions, as set forth in this Agreement, on Grantee’s rights with respect to the Restricted Stock shall lapse such that the shares of Restricted Stock are non-forfeitable) is set forth in Exhibit A.

3.

Rights as a Stockholder or Employee. The Grantee shall have all the rights of a shareholder with respect to the Restricted Stock except as provided in Section 4 hereof. Accordingly, the Grantee shall have the right during the Restricted Period to vote the Restricted Stock and to receive any dividends paid to or made with respect to the Restricted Stock. All such rights shall cease upon forfeiture of the Restricted Stock.

4.	Award not Transferable.
(a)

During the Restricted Period relating to any particular shares of Restricted Stock, neither such shares of Restricted Stock nor any rights relating to such shares may be sold, transferred, assigned, exchanged, pledged, hypothecated or otherwise encumbered or disposed of by the Grantee.

(b)

The Company shall not be required (i) to transfer on its books any shares of Restricted Stock which shall have been sold or transferred in violation of any of the provisions set forth herein, or (ii) to treat as owner of such shares or to accord the right to vote or to pay dividends to any transferee to whom such shares shall have been so transferred.

5.

Termination of Restrictions. In the event that the Restricted Period shall terminate with respect to particular shares of Restricted Stock, the Company shall reissue the shares of Restricted Stock without the legend referred to in Section 2 hereof and shall deliver in certificated form such unrestricted shares to the Grantee or his or her legal representative.

6.

Section 83(b) Election. If the Grantee timely files an election pursuant to Section 83(b) of the Code in respect of the Restricted Stock, the Grantee shall promptly deliver to the Company a copy thereof.

7.

Taxes. Any obligation of the Company to deliver shares upon the termination of the Restricted Period with respect to any shares of Restricted Stock, and any obligation to deliver any dividends on any shares of Restricted Stock, shall be subject to the satisfaction of all applicable federal, state and local tax withholding requirements by the Grantee thru estimated tax payments or increased withholding taxes. The Grantee hereby authorizes and agrees to pay the tax withholdings.

8.

Subject to the Plan. The Restricted Stock and this Agreement are subject to the terms and conditions of the Plan, which are incorporated herein by reference and made a part hereof, but the terms of the Plan shall not be considered an enlargement of any benefits under this Agreement. In addition, the Restricted Stock and this Agreement are subject to any rules and regulations promulgated by the Committee in accordance with its authority under the Plan.

9.	Restricted Period. For purposes of this Agreement, “Restricted Period” shall mean, with respect to any shares of Restricted Stock, is defined in Exhibit A.

[Signatures on next page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective on the date first set forth above.

GRANTEE	IA GLOBAL, INC.

/s/ Derek Schneideman	/s/ Eric La Cara
Derek Schneideman, CEO	Eric La Cara, Compensation Committee
Chairman

Exhibit A

GRANTEE:  Derek Schneideman

DATE OF GRANT:  May 16, 2008

NUMBER OF SHARES:  131,400

VESTING SCHEDULE:  131,400 shares vested on May 16, 2008.

RESTRICTION PERIOD:  AUGUST 15, 2008

EFFECT OF DEATH OR DISABILITY:

Notwithstanding the vesting schedule set forth above, if the Grantee’s employment is terminated due to death or disability, the Grantee shall, as of the date of such death or disability become fully vested in all shares granted hereunder. For purposes of this paragraph, disability shall mean total and permanent disability under Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, or the Grantee becoming entitled to long-term disability benefits under the long-term disability plan of the Company.